A Choice That's No Choice At All

Choice's Hostile Offer Raises Unprecedented Risks Under Antitrust Law and for Wyndham's Shareholders

December 18, 2023


Days Inn

Important Additional Information

This presentation is not an offer to purchase or a solicitation of an offer to sell any securities or the solicitation of any vote or approval. Wyndham Hotels & Resorts, Inc. ("Wyndham" or the "Company") has filed with the U.S. Securities and Exchange Commission (the "SEC") a solicitation/recommendation statement on Schedule 14D-9. Any solicitation/recommendation statement filed by the Company that is required to be mailed to stockholders will be mailed to Company stockholders. COMPANY STOCKHOLDERS ARE ADVISED TO READ THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY EXCHANGE OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Company stockholders may obtain a copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by the Company in connection with any exchange offer by Choice Hotels International, Inc. or one of its affiliates, free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from the Company by directing a request to Matt Capuzzi, Senior Vice President, Investor Relations at matthew.capuzzi@wyndham.com or by calling 973.753.6453.

The Company intends to file a proxy statement and accompanying WHITE proxy card with the SEC with respect to the Company's 2024 Annual Meeting of Stockholders (the "2024 Annual Meeting"). The Company's stockholders are strongly encouraged to read such proxy statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. The Company's stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC free of charge at the SEC's website at www.sec.gov. Copies will also be available free of charge at the Company's website at https://investor.wyndhamhotels.com.

Certain Information Concerning Participants

Wyndham and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. Information regarding the Company's directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC on February 16, 2023 and its most recent definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2023. To the extent holdings of the Company's securities have changed since the filing of the Company's most recent Annual Report on Form 10-K or the Company's most recent definitive Proxy Statement on Schedule 14A, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Updated information relating to the foregoing will also be set forth in the Company's proxy statement and other materials to be filed with the SEC for its 2024 Annual Meeting. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statement on Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the offer. Wyndham claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Forward-looking statements include those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "intend," "goal," "future," "outlook," "guidance," "target," "objective," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of hereof.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation: factors relating to the offer; general economic conditions, including inflation, higher interest rates and potential recessionary pressures; the effects from the coronavirus pandemic, including the impact on Wyndham's business, as well as the impact on its franchisees, guests and team members, the hospitality industry and overall demand for and restrictions on travel; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising business; Wyndham's relationships with franchisees; the impact of war, terrorist activity, political instability or political strife, including the ongoing conflicts between Russia and Ukraine and between Israel and Hamas; Wyndham's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to Wyndham's ability to obtain financing and the terms of such financing, including access to liquidity and capital; and Wyndham's ability to make or pay, plans for and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in Wyndham's most recent Annual Report on Form 10-K filed with the SEC and subsequent reports filed with the SEC. Wyndham undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by law.

WYNDHAM HOTELS & RESORTS

Choice's Hostile Offer is All But Guaranteed to Fail Under Antitrust Law

Choice conveniently pretends this deal is about giving guests more options to book a room for a night – **it is not**

It's time for Choice to admit the core competitive overlaps between the two of us: providing franchise services to economy and midscale hotels

- Choice's Offer creates the largest U.S. provider of hotel franchise services in the chainscales that serve middle-income guests, economy and midscale
- Choice and Wyndham are each other's closest competitors
- Independents or non-branded hotels are not ready substitutes for our franchisees because our franchisees demand robust professional services and choose to operate with a brand
- Choice is wrong about the impact new entrants will have in the relevant franchise services markets
- The FTC has already started its investigation, and did so even before Choice's Offer, indicating an established interest in the deal when antitrust investigations are already at an all-time high

WYNDHAM HOTELS & RESORTS


Super 8
BY WYNDHAM
the AMERICAN ROAD original

1

A Painful and Protracted Antitrust Investigation is Guaranteed and Damages Wyndham and Its Shareholders While Benefitting Choice

Super 8 by Wyndham Wichita South
Wichita, Kansas, USA

The FTC Investigation Has Already Begun and It Will Take Significant Time To Resolve

In a rare move, Wyndham was contacted by the FTC in early November announcing an investigation had commenced, long before Choice launched the hostile Offer or filed HSR

The FTC issued a litigation hold notice to both parties to assure no destruction of documents in mid-November

Wyndham has met with the FTC **three** times and has begun providing information voluntarily at the FTC's request and will continue actively engaging

Investigation requires collection of terabytes of documents, data, and interviews with executives of both companies, plus data from and discussions with franchisees, competitors, and others

A typical intensive FTC investigation requires 6-12 months before the FTC even makes a decision about what it wants to do *(and then more time, usually 6-12 months, if litigation is involved)*

WYNDHAM HOTELS & RESORTS

Wyndham's Business Will Be Materially Harmed During a Lengthy FTC Investigation

Potential Impact	Deterioration of New Business Development and Destruction of Current Pipeline	Competitors Seizing on Uncertainty	Inability to Attract and Retain Talent to Operate Business and Implement Growth Initiatives
Earnings and Valuation Implications	• Lower **gross openings** during review period • Lower **signings** during review period resulting in fewer gross openings for years following review period	• Lower **retention**/higher attrition of existing franchisees • Ground break halts for **ECHO Suites by Wyndham**	• Wyndham's **uncertain future** will deter new applicants • Existing team members will seek **new employers** with more certain futures

- Choice's public offer in October has amplified the antitrust risk across the franchisee community and with the FTC, with the risk and potential damage to Wyndham and its shareholders becoming overwhelming
- Choice proposed vague and unspecified divestiture remedies, but those are illusory as there is no recent precedent for FTC accepting brand-level divestitures to clear a transaction combining franchisors
- Choice's proposed ticking fee is also irrelevant as it is only paid upon deal closure and, therefore, provides no compensation if the deal is blocked

WYNDHAM
HOTELS & RESORTS

2

The FTC is Likely to Seek to Block the Transaction and a Court is Likely to Agree


LA QUINTA

La Quinta Inn & Suites by Wyndham Shorewood
Shorewood, Illinois, USA

Choice's Offer Reduces Alternatives to Economy & Midscale Hotel Franchisees who Desire to Operate a Nationally Branded Hotel

This is the exact harm antitrust law is designed to protect against

Hotel owners choose to franchise national brands due to location, size, occupancy, type of property, and support services they most value

These benefits cannot be accessed on a standalone basis as an independent hotel

Choice's hostile Offer will particularly impact franchisees in the economy and midscale chainscales, where brand is a significant factor for middle-income guests

Wyndham's Franchisee Value Proposition

Well-Recognized Brands

- Access to iconic hotel banners, strong brand awareness and large marketing funds that drive incremental stays for hotel owners

Wyndham Rewards Loyalty Program

- Award-winning guest loyalty program with >105 million members that generates significant repeat business for franchisees by rewarding guests

Large-Scale Technology Platform

- Significant central reservation, property management, revenue management, guest acquisition, and on-property technologies to drive more guests to the hotels, more revenue per guest, better hotel-level operating margins, and an enhanced guest experience

And many other value-added services, including sourcing and development assistance

Wyndham's trusted brands enjoy segment-leading consumer awareness and provide over $7 out of every $10 to U.S. franchisees through our central reservation system

WYNDHAM HOTELS & RESORTS

Four Factors Relevant to the FTC and Courts: All Trigger Alarms

1	The Deal Will Empower Choice to Raise Prices, Reduce Quality, and Harm Franchisees and Guests	Traditional **measures of antitrust analysis** (market share, Herfindahl–Hirschman Index (HHIs) and past win-loss data) all show that combining Choice and Wyndham will **harm franchisees** in the economy and midscale hotel segments by: • **Reducing** franchisees' **options** • **Raising** franchisees' **fees** causing them to pass price increases to middle income guests • **Reducing** Choice's incentives to create **innovative services**
2	Independents Are Not Substitutes for Branded Providers	**Independent** hotels are **not a viable substitute** for branded economy and midscale franchisees; their **do-it-yourself model** is a fundamentally different business and therefore **not substitutable**
3	New Entrants Do Not Replace Lost Competition	**New entrants** are unlikely to replace lost competition if Choice and Wyndham combine because they are **neither significant nor meaningful enough**
4	Franchisees Opposed	The practical effect of a deal is understood best by those who rely on the services daily Wyndham **franchisees have voiced strong opposition to the combination**, further demonstrating the tangible harms

WYNDHAM HOTELS & RESORTS

1 Traditional measures of antitrust analysis

Market Shares Tell Us that the Transaction Should be Termed "Presumptively Unlawful"

Combined company would represent

57%
of economy hotel franchisees*

67%
of midscale hotel franchisees*

Economy Share*



Best Western 3%
Other 7%
OYO Rooms 4%
Red Roof 7%
Sonesta 8%
G6 14%
Choice + Wyndham 57%

Midscale Share*



IHG 1%
Palace Inns 1%
Other 4%
Fairbridge 1%
Hilton 5%
Best Western 21%
Choice + Wyndham 67%

* Shares exclude independent hotels. Shares also exclude extended stay hotels given Wyndham has a de minimis presence in that category and extended stay hotels target different franchisees and guests. Extended stay hotels have rooms with different configurations (including kitchenettes), require different floor plans and capital investment, charge guests differently (weekly or monthly), and focus on guests with longer duration of stays than at transient hotels.

WYNDHAM HOTELS & RESORTS

Another Antitrust Tool Suggests Transaction Should be Termed "Presumptively Unlawful"

The FTC/DOJ 2010 Merger Guidelines state that a change in the "Herfindahl–Hirschman Index" (HHIs) of over 200 in an already highly concentrated market means the deal is presumed to be unlawful and a full investigation is required; the change in both the economy and midscale segments in this deal are substantially over


100
200
1,242
2,133
A deal does not require further review
A deal may require further review
WH+CHH Economy Segment
WH+CHH Midscale Segment

The HHI is calculated by summing the squares of the individual firms' market shares. https://www.ftc.gov/system/files/documents/public_statements/804291/100819hmg.pdf. The FTC/DOJ have announced new draft Merger Guidelines that would also deem this transaction presumptively unlawful.

WYNDHAM HOTELS & RESORTS

Past Wins and Losses Further Reinforce That Choice and Wyndham are Each Other's Closest Competitors

Choice is our #1 closest competitor and we are winning more than ever: our win rate against Choice is up 2.5 times over the past four years

Approximately one-quarter of Wyndham's conversions in the U.S.* were former Choice franchisees, the #1 brand from whom we won

In the same period, Choice was the #1 brand to which we lost business

Our next closest brand competitor represented just 5% of our wins and a similar share of our losses

Wyndham and Choice account for more franchised rooms in the economy and midscale segments than all other franchisors combined

* Year-to-date through September 30, 2023 in all channels

2 Independents are not substitutes

Do-It-Yourself Independent Hotels are a Completely Different Business

Independent hotels are a fundamentally different product offering to franchisees than franchised hotels

Characteristic	Branded	Independent
Consistent Product with Design Mandates	✔	✘
Hands-on Marketing and Guest Acquisition	✘	✔
Operational Decision Making Autonomy	✘	✔
Proprietary Branded Loyalty and Rewards Program	✔	✘
Proprietary, Customized Technology Systems – Property Management, and Channel Management	✔	✘
Lower Distribution and OTA Costs	✔	✘
Discounted Supplier and Procurement Agreements	✔	✘
Broader Access to Financing	✔	✘

WYNDHAM HOTELS & RESORTS

3 New entrants are insignificant

New Entrants in the Economy and Midscale Segments Are Insignificant and Will Not be Credited



Number of **Economy** Franchised Hotels
Number of **Midscale** Franchised Hotels
Wyndham
Choice
Econo Lodge
Rodeway Inn
Super 8
Travelodge
Days Inn
Microtel
spark(a)
Howard Johnson by Wyndham
Baymont
Quality Inn
Sleep
Ramada
Garner(b)
Wingate by Wyndham
AmericInn
$70
2022 Average Daily Rate
$95
$80
2022 Average Daily Rate
$110

(a) Spark has 26 open and soon to open hotels listed on their website as of 12/13/23.
(b) Garner has no hotels open and soon to open hotels listed on their website as of 12/13/23.

Franchisees Know their Business – and the Risk this Deal Presents – Best

In many ways, their opinions matter most

"There is significant risk that a change to Choice would be a step backward. [...] Wyndham is not a bunch of 'box-checkers'. They are accessible and flexible and are willing to work in partnership with their owners on personalized solutions that help us meet the changing needs of our guests."

Danny C. Aderholt, owner of multiple Wyndham hotels in WV and OH

"Most of the media coverage has not paid any attention to the hotel owners, the franchisees, who will face the most significant changes. [...] We feel strongly that the merger of the two brands would reduce competition, especially in this economy, limited-service segment, and really to the detriment of the franchisee hotel owners."

Laura Lee Blake, AAHOA President and CEO

"When I heard the news, I immediately prayed it wasn't true and was relieved Wyndham rejected the offer. I don't want to be part of Choice. Wyndham has better hotels, better options for owners and higher ethics and morals. [...] At Wyndham someone is always there to listen to the franchisee..."

Sue Patel, owner of multiple Wyndham hotels

WYNDHAM HOTELS & RESORTS

Conclusion

Choice's Deal Protections are a Sham and the Antitrust Issues Are Formidable

- Choice crafted a series of smokescreens to create an **illusion** of deal protections, but any compensation would be **inadequate**, its ticking fee a **ghost**, and its remedy commitment **hollow**
- Following an inevitable lengthy investigation, the basic tenets of antitrust law will likely lead the FTC and a court to conclude that this transaction is **unlawful** as it creates the largest player in the market for providing franchise services to economy and midscale hotels
- The deal will create a dominant Choice with **power to raise fees** to franchisees, who then will inevitably be forced to **pass along** those price increases to middle-income guests staying in their economy and midscale properties, and incentivize Choice to **stop innovating** for their franchisees
- Neither independent hotels, nor new entrants are capable of being meaningful enough constraints to defeat the **dominance** Choice will enjoy if this transaction occurs
- The **overwhelmingly negative opposition** from those who matter most – our franchisees – confirms that Choice's offer is no choice for Wyndham at all

WYNDHAM HOTELS & RESORTS

WYNDHAM
HOTELS & RESORTS